Exhibit (d)(1)(b)

Form of

Schedule A

______________, 2017

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee (the “Fee”) as shown below.

Calvert Tax-Free Responsible Impact Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

Calvert Unconstrained Bond Fund
	Average Daily Net Assets for the Month	Annual Fee Rate
	All Assets	0.35%

Calvert Floating-Rate Advantage Fund
	Average Daily Gross Assets for the Month	Annual Fee Rate
	Up to and including $1 billion	0.4800%
	In excess of $1 billion	0.4300%